EXHIBIT 99.1

Fifth Street Finance Corp. Expands Its Syndicated Credit Facility to $215 Million

WHITE PLAINS, N.Y., Feb. 24, 2011 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") announced today that loan commitments on its three-year syndicated credit facility led by ING Capital LLC ("ING") have increased by $125 million to $215 million, and that three new lenders have joined the facility. In addition, the credit facility's accordion feature was increased to allow for potential future expansion up to a total of $300 million, the maturity date was extended to February 22, 2014, and, if Fifth Street obtains a credit rating of BBB or the equivalent, the interest rate will be reduced to LIBOR plus 3.0% per annum, with no LIBOR floor.

The new lenders that joined the facility are Deutsche Bank Trust Company Americas, Key Equipment Finance, Inc. and Patriot National Bank.  The original lenders in the credit facility, all of whom increased their loan commitments, are ING, an affiliate of ING Group, N.V. (NYSE:ING), Royal Bank of Canada (NYSE:RY), which also acted as Documentation Agent, Morgan Stanley Bank, N.A., an affiliate of Morgan Stanley (NYSE:MS), and UBS Loan Finance LLC, an affiliate of UBS AG (NYSE:UBS).

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

About ING Capital LLC

ING Capital LLC is a US subsidiary of ING Bank NV which is part of the global financial services company ING Group. ING Bank NV has 60,000 employees serving its clients through its extensive global network in the world's major financial services markets. ING has built a leading position in corporate finance, including lending, and mergers & acquisitions.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp.  Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission.  Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Fifth Street Contact:
         Fifth Street Finance Corp.
         Stacey Thorne, Executive Director, Investor Relations
         (914) 286-6811
         stacey@fifthstreetfinance.com

         ING Deal Contact:
         Patrick Frisch, Managing Director
         (646) 424-6912
         Patrick.frisch@americas.ing.com